Exhibit 10.22

EXECUTION VERSION

BOND TERMS

FOR

EURONAV LUXEMBOURG S.A.

SENIOR UNSECURED BOND ISSUE 2017/2022

ISIN NO001079388.8

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BOND TERMS

ISSUER:	Euronav Luxembourg S.A., a public limited liability company (société anonyme) existing under the laws of Luxembourg with registration number B 51212, 25 boulevard Prince Henri, L-1724 Luxembourg, Grand Duchy of Luxembourg;

PARENT:	Euronav NV, a public limited liability company existing under the laws of Belgium with registration number 0860.402.767; and

BOND TRUSTEE:	Nordic Trustee ASA, a company existing under the laws of Norway with registration number 963 342 624.

DATED:	30 May 2017

These Bond Terms shall remain in effect for so long as any Bonds remain outstanding.

1.	INTERPRETATION

1.1	Definitions

The following terms will have the following meanings:

“Additional Bonds” means Bonds issued under a Tap Issue.

“Affiliate” means, in relation to any specified person:

(a)	any person which is a Subsidiary of the specified person;

(b)	any person who has Decisive Influence over the specified person (directly or indirectly); and

(c)	any person which is a Subsidiary of an entity who has Decisive Influence (directly or indirectly) over the specified person.

“Annual Financial Statements” means the audited statutory annual financial statements of the Issuer and the audited consolidated annual financial statements of the Guarantor for any financial year, prepared in accordance with GAAP , such financial statements to include a profit and loss account, balance sheet and cash flow statement.

“Attachment” means each of the attachments to these Bond Terms.

“Bond Terms” means these terms and conditions, including all Attachments hereto which shall form an integrated part of the Bond Terms, in each case as amended and/or supplemented from time to time.

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“Bond Trustee” means the company designated as such in the preamble to these Bond Terms, or any successor, acting for and on behalf of the Bondholders in accordance with these Bond Terms.

“Bond Trustee Agreement” means the agreement entered into between the Issuer and the Bond Trustee relating among other things to the fees to be paid by the Issuer to the Bond Trustee for its obligations relating to the Bonds.

“Bondholder” means a person who is registered in the CSD as directly registered owner or nominee holder of a Bond, subject however to Clause 3.3 (Bondholders’ rights).

“Bondholders' Meeting” means a meeting of Bondholders as set out in Clause 17.

“Bonds” means the debt instruments issued by the Issuer pursuant to these Bond Terms, including any Additional Bonds.

“Business Day” means a day on which both the relevant CSD settlement system and the relevant Bond currency settlement system are open and on which banks are open for general business in Oslo, London and New York.

“Business Day Convention” means that if the last day of any Interest Period originally falls on a day that is not a Business Day, no adjustments will be made to the Interest Period.

“CSD” means the central securities depository in which the Bonds are registered, being VPS ASA.

“Change of Control Event” means if any person or group of persons acting in concert (other than Saverco and Victrix) gains Decisive Influence over the Parent.

“Compliance Certificate” means a statement substantially in the form as set out in Attachment 1 hereto.

“Decisive Influence” means a person having, as a result of an agreement, understanding and/or other arrangement and/or through the direct and/or indirect ownership of shares and/or other ownership interests in another person:

(a)	a majority of the voting rights in that other person; or

(b)	a right to elect or remove a majority of the members of the board of directors of that other person.

“Default Notice” means a written notice to the Issuer as described in Clause 16.2 (Acceleration of the Bonds).

“Default Repayment Date” means the settlement date set out by the Bond Trustee in a Default Notice requesting early redemption of the Bonds.

“Escrow Account” means an account in the name of the Issuer, pledged and blocked on first priority as security for the Issuer`s obligations under the Finance Documents.

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“Escrow Account Pledge” means the pledge over the Escrow Account, where the bank operating the account has waived any set-off rights.

“Event of Default” means any of the events or circumstances specified in Clause 16.1 (Events of Default).

“Exchange” means:

(a)	Oslo Børs; or

(b)	any regulated market as such term is understood in accordance with the Markets in Financial Instruments Directive (Directive 2004/39/EC) or the Markets in Financial Instruments Directive 2014/65/EU (MiFID II), as applicable.

“Finance Documents” means these Bond Terms, the Bond Trustee Agreement, the Escrow Account Pledge agreement, the Security Agent Agreement and any other document designated by the Issuer and the Bond Trustee as a Finance Document.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debt balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, including the Bonds;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease (meaning that the lease is capitalized as an asset and booked as a corresponding liability in the balance sheet);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis provided that the requirements for de-recognition under IFRS are met);

(f)	any derivative transaction entered into and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a person which is not a Group Company which liability would fall within one of the other paragraphs of this definition;

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(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the Issuer) before the Maturity Date or are otherwise classified as borrowings under IFRS;

(i)	any amount of any liability under an advance or deferred purchase agreement, if (a) the primary reason behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 120 calendar days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise being classified as a borrowing under IFRS; and

(k)	without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs a) to j) above.

“Financial Reports” means the Annual Financial Statements and the Interim Accounts.

“GAAP” means generally accepted accounting practices and principles in the country in which the Issuer is incorporated including, if applicable, International Financial Reporting Standards (IFRS) and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof), in force from time to time.

“Group” means the Parent and its (direct and indirect) Subsidiaries from time to time, and a "Group Company" means the Parent or any of its Subsidiaries.

“Guarantee” means an irrevocable Norwegian law corporate guarantee (Norwegian: "Selvskyldnergaranti") from the Guarantor, pursuant to Clause 12.

“Guarantor” means the Parent.

“Initial Bond Issue” means the aggregate Nominal Amount of all Bonds issued on the Issue Date.

“Initial Nominal Amount” means the nominal amount of each Bond as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Insolvent” means that a person:

(a)	is unable or admits inability to pay its debts as they fall due;

(b)	suspends making payments on any of its debts generally; or

(c)	is otherwise considered insolvent or bankrupt within the meaning of the relevant bankruptcy legislation of the jurisdiction which can be regarded as its center of main interest as such term is understood pursuant to Council Regulation (EC) no. 1346/2000 on insolvency proceedings (as amended).

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“Interest Payment Date” means the last day of each Interest Period, the first Interest Payment Date being 30 November 2017 and the last Interest Payment Date being the Maturity Date.

“Interest Period” means, subject to adjustment in accordance with the Business Day Convention, the period between May and November each year, provided however that an Interest Period shall not extend beyond the Maturity Date.

“Interest Rate” means 7.50% percentage point per annum.

“Interim Accounts” means the unaudited unconsolidated and consolidated quarterly financial statements of the Guarantor for the quarterly period ending on each 31 March, 30 June, 30 September and 31 December in each year, prepared in accordance with IFRS.

“ISIN” means International Securities Identification Number – the identification number of the Bonds.

"Issue Date" means 31 May 2017.

“Issuer” means the company designated as such in the preamble to these Bond Terms.

“Issuer’s Bonds” means any Bonds which are owned by any Obligor or any Affiliate of an Obligor.

“Longstop Date” means 30 June 2017.

“Manager” means DNB Bank ASA, DNB Markets, Dronning Eufemias gate 30, NO-0191, Oslo, Norway, Nordea Bank AB (publ), filial i Norge, P.O. Box 1166 Sentrum, NO-0107 Oslo, Norway and Arctic Securities AS, P.O. Box 1833, NO-0123, Oslo Norway.

“Material Adverse Effect” means a material adverse effect on:

(a)	the ability of the Issuer and/or the Parent to perform and comply with its obligations under the Bond Terms and the Guarantee respectively; or

(b)	the validity or enforceability of each of the Bond Terms and the Guarantee.

“Maturity Date” means 31 May 2022 (5 years after the Issue Date), adjusted according to the Business Day Convention.

“Maximum Issue Amount” shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination, ISIN and tenor).

“Nominal Amount” means the Initial Nominal Amount less the aggregate amount by which each Bond has been partially redeemed pursuant to Clause 10 (Redemption and repurchase of Bonds).

“Obligor” means the Issuer and any Guarantor.

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“Outstanding Bonds” means any Bonds issued in accordance with these Bond Terms to the extent not redeemed or otherwise discharged.

“Overdue Amount” means any amount required to be paid by the Issuer under any of the Finance Documents but not made available to the Bondholders on the relevant Payment Date or otherwise not paid on its applicable due date.

“Parent” means the company designated as such in the preamble to these Bond Terms.

“Paying Agent” means the legal entity appointed by the Issuer to act as its paying agent with respect to the Bonds in the CSD, being DNB Bank ASA.

“Payment Date” means any Interest Payment Date or any Repayment Date.

“Put Option” shall have the meaning ascribed to such term in Clause 10.2 (Mandatory repurchase due to a Put Option Event).

“Put Option Event” means a Change of Control Event.

“Put Option Repayment Date” means the settlement date for the Put Option Event pursuant to Clause 10.2 (Mandatory repurchase due to a Put Option Event).

“Relevant Jurisdiction” means the country in which the Bonds are issued, being Norway.

“Relevant Record Date” means the date on which a Bondholder’s ownership of Bonds shall be recorded in the CSD as follows:

(a)	in relation to payments pursuant to these Bond Terms, the date designated as the Relevant Record Date in accordance with the rules of the CSD from time to time;

(b)	for the purpose of casting a vote in a Bondholders’ Meeting, the date falling on the immediate preceding Business Day to the date of that Bondholders' Meeting being held, or another date as accepted by the Bond Trustee; and

(c)	for the purpose of casting a vote in a Written Resolution:

(i)	the date falling 3 Business Days after the Summons have been published; or,

(ii)	if the requisite majority in the opinion of the Bond Trustee has been reached prior to the date set out in paragraph (i) above, on the date falling on the immediate Business Day prior to the date on which the Bond Trustee declares that the Written Resolution has been passed with the requisite majority.

“Repayment Date” means the Default Repayment Date, the Put Option Repayment Date or the Maturity Date.

"Saverco" means Saverco NV, a company incorporated in Belgium whose registered office is at de Gerlachekaai 20, B-2000 Antwerp, Belgium.

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"Secured Parties" means the Security Agent and the Bond Trustee on behalf of itself and the Bondholders.

“Securities Trading Act” means the Securities Trading Act of the Relevant Jurisdiction.

“Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Agent" means the Bond Trustee or any successor Security Agent, acting for and on behalf of the Secured Parties in accordance with any Security Agent Agreement or any other Finance Document.

"Security Agent Agreement" means any agreement whereby the Security Agent is appointed to act as such in the interest of the Bond Trustee (on behalf of itself and the Bondholders.

“Subsidiary” means a company over which another company has Decisive Influence.

“Summons” means the call for a Bondholders’ Meeting or a Written Resolution as the case may be.

“Tap Issue” shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination, ISIN and tenor).

“Tap Issue Addendum” shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination, ISIN and tenor).

"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent (on behalf of the Secured Parties) pursuant to the Transaction Security Documents.

"Transaction Security Documents" means, collectively, the Escrow Account Pledge and all of the documents which shall be executed or delivered pursuant to Clause 2.5(Transaction Security) expressed to create any Security by the relevant grantor thereof in respect of the Issuer`s obligations under any of the Finance Documents.

"Victrix" means Victrix NV, a company incorporated in Belgium whose registered office is at Le Grellelei 20, 2600 Berchem, Belgium.

“Voting Bonds” means the Outstanding Bonds less the Issuer’s Bonds and a Voting Bond shall mean any single one of those Bonds.

“Written Resolution” means a written (or electronic) solution for a decision making among the Bondholders, as set out in Clause 17.5 (Written Resolutions).

1.2	Construction

In these Bond Terms, unless the context otherwise requires:

(a)	headings are for ease of reference only;

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(b)	words denoting the singular number will include the plural and vice versa;

(c)	references to Clauses are references to the Clauses of these Bond Terms;

(d)	references to a time are references to Oslo time unless otherwise stated;

(e)	references to a provision of “law” is a reference to that provision as amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(f)	references to a “regulation” includes any regulation, rule, official directive, request or guideline by any official body;

(g)	references to a “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organization, government, or any agency or political subdivision thereof or any other entity, whether or not having a separate legal personality;

(h)	references to Bonds being “redeemed” means that such Bonds are cancelled and discharged in the CSD in a corresponding amount, and that any amounts so redeemed may not be subsequently re-issued under these Bond Terms;

(i)	references to Bonds being “purchased” or “repurchased” by the Issuer means that such Bonds may be dealt with by the Issuer as set out in Clause 11.1 (Issuer’s purchase of Bonds).

(j)	references to persons “acting in concert” shall be interpreted pursuant to the relevant provisions of the Securities Trading Act; and

(k)	an Event of Default is “continuing” if it has not been remedied or waived.

2.	THE BONDS

2.1	Amount, denomination and ISIN of the Bonds

(a)	The Issuer has resolved to issue a series of Bonds in the maximum amount of USD 200,000,000 (the “Maximum Issue Amount”). The Bonds may be issued on different issue dates and the Initial Bond Issue will be in the amount of up to USD 150,000,000. The Issuer may, provided that the conditions set out in Clause 6.3 (Tap Issues) are met, at one or more occasions issue Additional Bonds (each a “Tap Issue”) until the Nominal Amount of all Additional Bonds equals in aggregate the Maximum Issue Amount less the Initial Bond Issue. Each Tap Issue will be subject to identical terms as the Bonds issued pursuant to the Initial Bond Issue in all respects as set out in these Bond Terms, except that Additional Bonds may be issued at a different price than for the Initial Bond Issue and which may be below or above the Nominal Amount. The Bond Trustee shall prepare an addendum to these Bond Terms evidencing the terms of each Tap Issue (a “Tap Issue Addendum”).

(b)	The Bonds are denominated in US Dollars (USD), being the legal currency of the United States of America.

(c)	The Initial Nominal Amount of each Bond is USD 200,000.

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(d)	The minimum subscription amount and allotment shall be USD 200,000.

(e)	The ISIN of the Bonds is NO 001079388.8. All Bonds issued under the same ISIN will have identical terms and conditions as set out in these Bond Terms.

2.2	Tenor of the Bonds

The tenor of the Bonds is from and including the Issue Date to but excluding the Maturity Date.

2.3	Use of proceeds

The Issuer will use the net proceeds from the issuance of the Bonds for general corporate purposes.

2.4	Status of the Bonds

The Bonds will constitute senior unsecured debt obligations of the Issuer. The Bonds will rank pari passu between themselves and will rank at least pari passu with all other senior unsecured obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application). The Bonds shall rank ahead of subordinated debt.

2.5	Transaction Security

The Bonds will be secured by the Escrow Account Pledge (subject to Clause 6.2(b) and otherwise be unsecured.

3.	THE BONDHOLDERS

3.1	Bond Terms binding on all Bondholders

(a)	Upon registration of the Bonds in the CSD, the Bondholders shall be bound by the terms and conditions of these Bond Terms and any other Finance Document without any further action or formality being required to be taken or satisfied.

(b)	The Bond Trustee is always acting with binding effect on behalf of all the Bondholders.

3.2	Limitation of rights of action

(a)	No Bondholder is entitled to take any enforcement action, instigate any insolvency procedures, or take other action against the Issuer or any other party in relation to any of the liabilities of the Issuer or any other party under or in connection with the Finance Documents, other than through the Bond Trustee and in accordance with these Bond Terms, provided, however, that the Bondholders shall not be restricted from exercising any of their individual rights derived from these Bond Terms, including the right to exercise the Put Option.

(b)	Each Bondholder shall immediately upon request by the Bond Trustee provide the Bond Trustee with any such documents, including a written power of attorney (in form and substance satisfactory to the Bond Trustee), as the Bond Trustee deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Bond Trustee is under no obligation to represent a Bondholder which does not comply with such request.

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3.3	Bondholders’ rights

(a)	If a beneficial owner of a Bond not being registered as a Bondholder wishes to exercise any rights under the Finance Documents, it must obtain proof of ownership of the Bonds, acceptable to the Bond Trustee.

(b)	A Bondholder (whether registered as such or proven to the Bond Trustee’s satisfaction to be the beneficial owner of the Bond as set out in paragraph (a) above) may issue one or more powers of attorney to third parties to represent it in relation to some or all of the Bonds held or beneficially owned by such Bondholder. The Bond Trustee shall only have to examine the face of a power of attorney or similar evidence of authorisation that has been provided to it pursuant to this Clause 3.3 (Bondholders’ rights) and may assume that it is in full force and effect, unless otherwise is apparent from its face or the Bond Trustee has actual knowledge to the contrary.

4.	ADMISSION TO LISTING

The Issuer has applied, or shall within 6 months of the Issue Date apply, for the Bonds to be admitted to listing on Oslo Børs.

5.	REGISTRATION OF THE BONDS

5.1	Registration in the CSD

The Bonds shall be registered in dematerialised form in the CSD according to the relevant securities registration legislation and the requirements of the CSD.

5.2	Obligation to ensure correct registration

The Issuer will at all times ensure that the registration of the Bonds in the CSD is correct and shall immediately upon any amendment or variation of these Bond Terms give notice to the CSD of any such amendment or variation.

5.3	Country of issuance

The Bonds have not been issued under any other country’s legislation than that of the Relevant Jurisdiction. Save for the registration of the Bonds in the CSD, the Issuer is under no obligation to register, or cause the registration of, the Bonds in any other registry or under any other legislation than that of the Relevant Jurisdiction.

6.	CONDITIONS FOR DISBURSEMENT

6.1	Conditions precedent for disbursement to the Issuer

(a)	Payment of the net proceeds from the issuance of the Bonds into the Escrow Account shall be conditional on the Bond Trustee having received in due time (as determined by the Bond Trustee) prior to the Issue Date each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	these Bond Terms duly executed by all parties thereto;

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(ii)	the Escrow Account Pledge duly executed by all parties thereto and perfected in accordance with applicable law;

(iii)	certified copies of all corporate resolutions of the Issuer required for the Issuer to issue the Bonds and execute the Finance Documents to which it is a party;

(iv)	a certified copy of a power of attorney from the Issuer to relevant individuals for their execution of the Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals’ authorisation to execute such Finance Documents on behalf of the Issuer;

(v)	certified copies of the Issuer's articles of association and of a full extract from the relevant company register in respect of the Issuer evidencing that the Issuer is validly existing;

(vi)	copies of the Parent’s latest Financial Reports ;

(vii)	confirmation that the applicable prospectus requirements (set forth in chapter 7 of the Norwegian Securities Trading Act) have been fulfilled;

(viii)	confirmation that the Bonds are registered in the CSD;

(ix)	the Bond Trustee Agreement duly signed by all parties thereto;

(x)	copies of any written documentation used in marketing the Bonds or made public by the Issuer or any Manager in connection with the issuance of the Bonds;

(xi)	legal opinions as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the Guarantor and the legality, validity and enforceability of these Bond Terms and the Finance Documents);

(xii)	certified copies of all corporate resolutions of the Parent required for the Parent to approve and execute the Finance Documents to which it is a party;

(xiii)	a certified copy of a power of attorney from the Parent to relevant individuals for their execution of the Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals’ authorisation to execute such Finance Documents on behalf of the Parent;

(xiv)	certified copies of the Parent's articles of association and of a full extract from the relevant company register in respect of the Parent evidencing that the Parent is validly existing; and

(xv)	any other Finance Documents duly signed by all parties thereto.

(b)	The Bond Trustee, acting in its reasonable discretion, may waive the deadline or the requirements for documentation set out in this Clause 6.1 (Conditions precedent for disbursement to the Issuer), or decide in its discretion that delivery of any such documents shall be made subject to an agreed closing procedure between the Bond Trustee and the Issuer.

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6.2	Distribution

(a)	Disbursement of the proceeds from the issuance of the Bonds is conditional on the Bond Trustee’s confirmation to the Paying Agent that the conditions in Clause 6.1 (Conditions precedent for disbursement to the Issuer) have been either satisfied in the Bond Trustee’s discretion or waived by the Bond Trustee pursuant to paragraph 6.1(b) above.

(b)	Disbursement of the net proceeds from the Bond Issue from the Escrow Account to the Issuer in accordance with Clause 2.3 is subject to the Bond Trustee having received no later than on the Longstop Date,

(i)	a release notice substantially in the form as set out in Attachment 2 hereto,

(ii)	accompanied by such evidence as specified therein that the Change of Control provision as described in Clause 10.2 (Mandatory repurchase due to a Put Option Event) juncto Clause 12 (Guarantee and Indemnity) of the Bond Terms has been approved by a duly convened general assembly of the Parent (item (i) and (ii) the “Release Documents”).

On the day of receipt by the Bond Trustee of the Release Documents, the Escrow Account Pledge shall be discharged and the Escrow Account shall be released and as of the same date the Issuer shall be entitled to avail itself freely of the net proceeds from the Bond Issue in accordance with Clause 2.3.

6.3	Tap Issues

The Issuer may issue Additional Bonds, always subject to any restrictions on the Issuer`s ability to incur further Financial Indebtedness, if:

(a)	the Bond Trustee has executed a Tap Issue Addendum; and

(b)	the representations and warranties contained in Clause 7 (Representations and Warranties) of these Bond Terms are true and correct in all material respects and repeated by the Issuer as at the date of issuance of such Additional Bonds.

7.	REPRESENTATIONS AND WARRANTIES

The Issuer makes the representations and warranties set out in this Clause 7 (Representations and warranties), in respect of itself and in respect of each Group Company to the Bond Trustee (on behalf of the Bondholders) at the following times and with reference to the facts and circumstances then existing:

(a)	at the Issue Date;

(b)	on each date of disbursement of proceeds from the Escrow Account; and

(c)	at the date of issuance of any Additional Bonds.

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7.1	Information

All information which has been presented to the Bond Trustee or the Bondholders in relation to the Bonds is, to the best knowledge of the Issuer, having taken all reasonable measures to ensure the same:

(a)	true and accurate in all material respects as at the date the relevant information is expressed to be given; and

(b)	does not omit any material information likely to affect the accuracy of the information as regards the evaluation of the Bonds in any material respects unless subsequently disclosed to the Bond Trustee in writing or otherwise made publicly known.

7.2	No Event of Default

No Event of Default exists or is likely to result from the issuance of the Bonds or the entry into, the performance of, or any transaction contemplated by, these Bond Terms or the other Finance Documents.

7.3	Escrow Account Pledge

The entry into and the granting of the Escrow Account Pledge do not and will not conflict with:

(a)	any law or regulation applicable to it or any other Group Company;

(b)	its constitutional documents or those of any other Group Company; or

(c)	any agreement or instrument binding upon it or any other Group Company.

8.	PAYMENTS IN RESPECT OF THE BONDS

8.1	Covenant to pay

(a)	The Issuer will unconditionally make available to or to the order of the Bond Trustee and/or the Paying Agent all amounts due on each Payment Date pursuant to the terms of these Bond Terms at such times and to such accounts as specified by the Bond Trustee and/or the Paying Agent in advance of each Payment Date or when other payments are due and payable pursuant to these Bond Terms.

(b)	All payments to the Bondholders in relation to the Bonds shall be made to each Bondholder registered as such in the CSD at the Relevant Record Date, by, if no specific order is made by the Bond Trustee, crediting the relevant amount to the bank account nominated by such Bondholder in connection with its securities account in the CSD.

(c)	Payment constituting good discharge of the Issuer’s payment obligations to the Bondholders under these Bond Terms will be deemed to have been made to each Bondholder once the amount has been credited to the bank holding the bank account nominated by the Bondholder in connection with its securities account in the CSD. If the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Bondholder in question.

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(d)	If a Payment Date or a date for other payments to the Bondholders pursuant to the Finance Documents falls on a day on which either of the relevant CSD settlement system or the relevant currency settlement system for the Bonds are not open, the payment shall be made on the first following possible day on which both of the said systems are open, unless any provision to the contrary have been set out for such payment in the relevant Finance Document.

8.2	Default interest

(a)	Default interest will accrue on any Overdue Amount from and including the Payment Date on which it was first due to and excluding the date on which the payment is made at the Interest Rate plus an additional three (3) per cent per annum.

(b)	Default interest accrued on any Overdue Amount pursuant to this Clause 8.2 (Default interest) will be added to the Overdue Amount on each Interest Payment Date until the Overdue Amount and default interest accrued thereon have been repaid in full.

8.3	Partial payments

(a)	If the Paying Agent or the Bond Trustee receives a payment that is insufficient to discharge all amounts then due and payable under the Finance Documents (a “Partial Payment”), such Partial Payment shall, in respect of the Issuer’s debt under the Finance Documents be considered made for discharge of the debt of the Issuer in the following order of priority:

(i)	firstly, towards any outstanding fees, liabilities and expenses of the Bond Trustee (and any Security Agent);

(ii)	secondly, towards accrued interest due but unpaid; and

(iii)	thirdly, towards any principal amount due but unpaid.

(b)	Notwithstanding paragraph (a) above, any Partial Payment which is distributed to the Bondholders shall, subject to paragraph (c) below, be applied pro rata pursuant to the procedures of the CSD towards payment of any accrued interest due but unpaid and of any principal amount due but unpaid.

(c)	A Bondholders' Meeting can only resolve that any overdue payment of any instalment will be reduced if there is a pro rata reduction of the principal that has not fallen due, however, the meeting may resolve that accrued interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.

8.4	Taxation

(a)	Each Obligor is responsible for withholding any withholding tax imposed by applicable law on any payments to be made by it in relation to the Finance Documents.

(b)	Each Obligor shall, if any tax is withheld in respect of the Bonds under the Finance Documents:

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(i)	gross up the amount of the payment due from it up to such amount which is necessary to ensure that the Bondholders or the Bond Trustee, as the case may be, receive a net amount which is (after making the required withholding) equal to the payment which would have been received if no withholding had been required; and

(ii)	at the request of the Bond Trustee, deliver to the Bond Trustee evidence that the required tax deduction or withholding has been made.

(b)	Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.

8.5	Currency

(a)	All amounts payable under the Finance Documents shall be payable in the denomination of the Bonds set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds). If, however, the denomination differs from the currency of the bank account connected to the Bondholder’s account in the CSD, any cash settlement may be exchanged and credited to this bank account.

(b)	Any specific payment instructions, including foreign exchange bank account details, to be connected to the Bondholder's account in the CSD must be provided by the relevant Bondholder to the Paying Agent (either directly or through its account manager in the CSD) within five Business Days prior to a Payment Date. Depending on any currency exchange settlement agreements between each Bondholder’s bank and the Paying Agent, and opening hours of the receiving bank, cash settlement may be delayed, and payment shall be deemed to have been made once the cash settlement has taken place, provided, however, that no default interest or other penalty shall accrue for the account of the Issuer for such delay.

8.6	Set-off and counterclaims

The Issuer may not apply or perform any counterclaims or set-off against any payment obligations pursuant to these Bond Terms or any other Finance Document.

9.	INTEREST

9.1	Calculation of interest

(a)	Each Outstanding Bond will accrue interest at the Interest Rate on the Nominal Amount for each Interest Period, commencing on and including the first date of the Interest Period, and ending on but excluding the last date of the Interest Period.

(b)	Interest will accrue on the Nominal Amount of any Additional Bond for each Interest Period starting with the Interest Period commencing on the Interest Payment Date immediately prior to the issuance of the Additional Bonds (or, if the date of the issuance is not an Interest Payment Date and there is no Interest Payment Date prior to such date of issuance, starting with the Interest Period commencing on the IssueDate).

(c)	Interest shall be calculated on the basis of a 360-day year comprised of twelve months of 30 days each and, in case of an incomplete month, the actual number of days elapsed (30/360-days basis).

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9.2	Payment of Interest

Interest shall fall due on each Interest Payment Date for the corresponding preceding Interest Period and, with respect to accrued interest on the principal amount then due and payable, on each Repayment Date.

10.	REDEMPTION AND REPURCHASE OF BONDS

10.1	Redemption of Bonds

The Outstanding Bonds will mature in full on the Maturity Date and shall be redeemed by the Issuer on the Maturity Date at a price equal to 100 per cent of the Nominal Amount.

10.2	Mandatory repurchase due to a Put Option Event

(a)	Upon the occurrence of a Put Option Event, each Bondholder will have the right (the “Put Option”) to require that the Issuer purchases all or some of the Bonds held by that Bondholder at a price equal to 101 per cent of the Nominal Amount (plus accrued interest).

(b)	The Put Option must be exercised within 30 calendar days after the Issuer has given notice to the Bond Trustee and the Bondholders that a Put Option Event has occurred pursuant to Clause 13.3 (Put Option Event). Once notified, the Bondholders’ right to exercise the Put Option will not fall away due to subsequent events related to the Issuer.

(c)	Each Bondholder may exercise its Put Option by written notice to its account manager for the CSD, who will notify the Paying Agent of the exercise of the Put Option. The Put Option Repayment Date will be the fifth Business Day after the end of the 30 calendar days exercise period referred to in paragraph (b) above.

(d)	If Bonds representing more than 90 per cent of the Outstanding Bonds have been repurchased pursuant to this Clause 10.2 (Mandatory repurchase due to a Put Option Event), the Issuer is entitled to repurchase all the remaining Outstanding Bonds at the price stated in paragraph (a) above by notifying the remaining Bondholders of its intention to do so no later than 20 calendar days after the Put Option Repayment Date. Such prepayment may occur at the earliest on the 15th calendar day following the date of such notice.

10.3	Mandatory early redemption at the Longstop Date

In the event that the condition precedent set out in Clause 6.2(b) (Distribution) has not been fulfilled on or prior to the Longstop Date, the Issuer shall immediately redeem the Bonds at a price of 100 per cent. of the Nominal Value plus accrued interest, by inter alia applying the funds deposited on the Escrow Account for such redemption.

11.	PURCHASE AND TRANSFER OF BONDS

11.1	Issuer's purchase of Bonds

The Issuer may purchase and hold Bonds and such Bonds may be retained, sold or cancelled in the Issuer's sole discretion, (including with respect to Bonds purchased pursuant to Clause 10.2 (Mandatory repurchase due to a Put Option Event)).

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11.2	Restrictions

(a)	Certain purchase or selling restrictions may apply to Bondholders under applicable local laws and regulations from time to time. Neither the Issuer nor the Bond Trustee shall be responsible to ensure compliance with such laws and regulations and each Bondholder is responsible for ensuring compliance with the relevant laws and regulations at its own cost and expense.

(b)	A Bondholder who has purchased Bonds in breach of applicable restrictions may, notwithstanding such breach, benefit from the rights attached to the Bonds pursuant to these Bond Terms (including, but not limited to, voting rights), provided that the Issuer shall not incur any additional liability by complying with its obligations to such Bondholder.

12.	GUARANTEE AND INDEMNITY

12.1	Guarantee

The Guarantor hereby, irrevocably and unconditionally:

(a)	guarantees to the Bond Trustee (on behalf of the Bondholders) as for its own debt and not merely as surety (Norwegian: selvskyldnerkausjon), the due and punctual performance by the Issuer of all its obligations under the Finance Documents and accepts that the Bond Trustee may make a demand to the Guarantor for immediate payment of any due and unpaid amount (interest, principal and/or other) under any Finance Document; and

(b)	undertakes with the Bond Trustee (on behalf of the Bondholders) that, whenever the Issuer does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall, on the Bond Trustee`s first written demand and in no event any later than 5 Business Days after the Guarantor`s receipt of such demand, pay that amount to the Bond Trustee or as it directs as if it were the principal obligor in respect of that amount.

12.2	Waiver

The Guarantor hereby waives:

(a)	any requirement that the Bond Trustee or any of the Bondholders in case of any Event of Default first have to make demand upon or seek to enforce remedies against the Issuer;

(b)	any right to exercise a right of subrogation into the rights of the Bondholders under the Bond Terms, without the prior written consent of the Bond Trustee until such time that no amounts are outstanding under these Bond Terms and any other Finance Documents;

(c)	any right to claim reimbursement from the Issuer and/or itself for payment made hereunder until such time that no amounts are outstanding under these Bond Terms and any other Finance Document; and

(d)	any requirement that additional Security shall be provided or maintained.

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12.3	Continuing Guarantee

The Guarantee is a continuing Guarantee and will extend to the ultimate balance of all sums payable by the Issuer under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

13.	INFORMATION UNDERTAKINGS

13.1	Financial Reports

(a)	The Issuer and the Parent shall prepare Annual Financial Statements in the English language and make them available directly to the Bond Trustee unless published on its website (https://www.euronav.com) as soon as they become available, and not later than 120 days after the end of the financial year, always subject to any exemptions, waivers or extension granted by Oslo Børs.

(b)	The Parent shall prepare Interim Accounts in the English language and make them available directly to the Bond Trustee unless published on its website (https://www.euronav.com) as soon as they become available, and not later than 60 days after the end of the relevant interim period, always subject to any exemptions, waivers or extension granted by Oslo Børs.

13.2	Requirements as to Financial Reports

(a)	The Parent shall supply to the Bond Trustee, in connection with the publication of its Financial Reports pursuant to Clause 13.1 (b) (Financial Reports), however only once for each relevant reporting period, a Compliance Certificate with a copy of the Financial Report attached thereto. The Compliance Certificate shall be duly signed by an authorised signatory of the Parent, certifying i.a that the Financial Statements are fairly representing its financial condition as at the date of those financial statements and setting out (in reasonable detail) computations evidencing compliance with Clause 15 (Financial Covenants) as at such date.

(b)	The Parent shall procure that the Financial Reports delivered pursuant to Clause 13.1 (Financial Reports) are prepared (i) in the case of the Issuer, using GAAP consistently applied, and (ii) in the case of the Parent, using IFRS consistently applied.

13.3	Put Option Event

The Issuer shall inform the Bond Trustee in writing as soon as possible after becoming aware that a Put Option Event has occurred.

13.4	Information: Miscellaneous

The Issuer shall:

(a)	promptly inform the Bond Trustee in writing of any Event of Default or any event or circumstance which the Issuer understands or could reasonably be expected to understand may lead to an Event of Default (and the steps, if any, being taken to remedy it);

(b)	at the request of the Bond Trustee, report the balance of the Issuer’s Bonds (to the best of its knowledge, having made due and appropriate enquiries);

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(c)	send the Bond Trustee copies of any statutory notifications of the Issuer, including but not limited to in connection with mergers, de-mergers and reduction of the Issuer’s share capital or equity;

(d)	if the Bonds are listed on an Exchange, send a copy to the Bond Trustee of its notices to the Exchange;

(e)	if the Issuer and/or the Bonds are rated, inform the Bond Trustee of its and/or the rating of the Bonds, and any changes to such rating;

(f)	inform the Bond Trustee of changes in the registration of the Bonds in the CSD; and

(g)	within a reasonable time, provide such information about the Issuer’s and the Group’s business, assets and financial condition as the Bond Trustee may reasonably request.

14.	GENERAL UNDERTAKINGS

The Parent undertakes to (and shall, where applicable, procure that the other Group Companies will) comply with the undertakings set forth in this Clause 14 (General Undertakings).

14.1	Authorisations

The Parent shall, and shall procure that each other Group Company will, in all material respects obtain, maintain and comply with the terms of any authorisation, approval, license and consent required for the conduct of its business as carried out at the date of these Bond Terms if a failure to do so would have Material Adverse Effect.

14.2	Corporate status

The Parent shall:

(a)	not change its or the Issuer's type of organization or jurisdiction of organization; and

(b)	ensure that no other Group Company changes its type of organization or jurisdiction of organization,

if such change may have a Material Adverse Effect.

14.3	Compliance with laws

The Parent shall, and shall ensure that each other Group Company shall, carry on its business in accordance with acknowledged, careful and sound practices in all material aspects and comply in all material respects with all laws and regulations, including any sanction laws and regulations, it or they may be subject to from time to time (including any environmental laws and regulations).

14.4	Continuation of business

The Parent shall not, and shall procure that no Group Company will, cease to carry on the general nature or scope of its business, if such cessation would have a Material Adverse Effect. The Parent shall procure that no material change is made to the general nature or scope of the business of the Group from that carried on at the date of the Bond Terms, or as contemplated by the Bond Terms.

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14.5	Mergers and de-mergers

The Parent shall not, and shall procure that no Group Company will:

(a)	carry out any merger or other business combination or corporate reorganization involving consolidating the assets and obligations of such Group Company with any other company or entity; and/or

(b)	carry out any de-merger or other corporate reorganization involving splitting of any Group Company into two or more separate companies or entities,

if such merger, demerger, combination or reorganisation would have a Material Adverse Effect.

14.6	Disposals

The Parent shall not, and shall procure that no other Group Company will, sell, transfer or otherwise dispose of all or substantially all of the Group`s assets (including shares or other securities in any person) or operations if such disposal or sale would have a Material Adverse Effect.

14.7	Subordination of Shareholder Loans

The Parent shall ensure that any existing and future loan provided by any direct or indirect shareholder (having disclosed its shareholding under applicable law or regulation) of the Parent (a "Shareholder Loan") to any Group Company shall be unsecured and fully subordinated to the Bonds and the Guarantee and otherwise be on arm’s length terms.

14.8	Intra-group transactions

All transactions between any Group Companies shall be on commercial or otherwise customary terms, and shall comply with all provisions of corporate law applicable to such transactions.

14.9	Transactions with shareholders, directors and affiliated companies

The Parent shall ensure that all transactions between any Group Company and (i) any shareholder thereof not part of the Group (being a shareholder having disclosed its shareholding under applicable law or regulation), (ii) any director or senior member of management in any Group Company, (iii) any company in which any Group Company holds more than 10 per cent of the shares, or (iv) any company, person or entity controlled by or affiliated with any of the foregoing, are entered into on commercial or otherwise customary terms. All such transactions shall comply with all provisions of corporate law applicable to such transactions.

14.10	Litigation

The Parent shall, promptly upon becoming aware of them, send the Bond Trustee such relevant details of any:

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(a)	litigations, arbitrations or administrative proceedings which have been or might be started by or against any Group Company and which, if decided adversely is likely to have a Material Adverse Effect; and

(b)	other events which have occurred or might occur and which is likely to have a Material Adverse Effect.

14.11	Distribution Restrictions

The Parent shall not:

(a)	declare or make any dividend payment or distribution, whether in cash or kind,

(b)	repurchase any of its shares or undertake other similar transactions (including, but not limited to total return swaps related to shares in the Parent), or

(c)	grant any loans or make other distributions or transactions constituting a transfer of value to its shareholders

(items (a) – (c) are collectively referred to as the “Distributions”), unless the Parent on a consolidated basis immediately after such Distributions maintain minimum Free Liquid Assets of USD 100,000,000.

14.12	Subsidiaries and/or joint venture companies` distributions

The Parent shall not (and shall ensure that no Group Company shall) permit any Subsidiary or a joint venture company to create or permit to exist any contractual obligation or encumbrance (except to the extent required to comply with customary cash waterfall provisions, financial covenants or other similar restrictions in financing agreements) restricting the right to:

(a)	pay dividends or make other distributions to its shareholders;

(b)	service any Financial Indebtedness to a Group Company;

(c)	make any loans to a Group Company; or

(d)	transfer any of its assets and/or properties to a Group Company,

if the creation of such contractual obligation or encumbrance is reasonably likely to prevent the Issuer or the Parent from complying with its obligations under the Bond Terms or the Guarantee.

14.13	Duty of loyalty

Unless otherwise specified or implied in these Bond Terms, the Parent shall (and shall ensure that all Group Companies shall) use its best endeavours (hereunder by voting rights in any capacity) to ensure compliance with the general undertakings as described herein in any joint venture company.

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14.14	Listing

The Parent shall ensure that its ordinary shares remain listed on the New York Stock Exchange or another recognised stock exchange.

15.	FINANCIAL COVENANTS

15.1	Financial definition

“Book Equity” means the amount of the capital and reserves of the Parent determined on a consolidated basis in accordance with IFRS and as shown in the Parent’s latest balance sheet.

“Book Equity Ratio” means the ratio of Book Equity to Total Assets.

“Consolidated Current Assets” means the amount of the current assets of the Parent determined on a consolidated basis in accordance with IFRS and as shown in the Parent’s latest balance sheet and including any amounts available under committed credit lines having remaining maturities of more than 12 months.

“Consolidated Current Liabilities” means the amount of the current liabilities of the Parent determined on a consolidated basis in accordance with IFRS and shown in the Parent’s latest balance sheet.

“Consolidated Working Capital” means Consolidated Current Assets less Consolidated Current Liabilities.

“Free Liquid Assets” means, at any relevant time, the aggregate amount of cash and cash equivalents of the Parent determined on a consolidated basis in accordance with IFRS and as shown in the Parent’s latest balance sheet, but excluding any of those assets subject to a security interest at any time and, “cash and cash equivalents” shall include any amounts available under committed credit lines having remaining maturities of more than 6 months.

“Total Assets” means the amount of the total assets of the Parent determined on a consolidated basis in accordance with IFRS and as shown in the Parent’s latest balance sheet.

“Total Indebtedness” means the amount of long-term debt (including finance leases, bank loans and other long-term debt) and short-term debt of the Parent determined on a consolidated basis in accordance with IFRS and as shown in the Parent’s latest balance sheet.

15.2	Financial Covenants

The Parent shall comply at all times with the following:

(a)	Free Liquidity

Free Liquidity Assets to be not less than the higher of (i) USD 50 000 000 and (ii) 5% of Total Indebtedness.

(b)	Equity Ratio

Book Equity Ratio to be greater than or equal to 30%.

(c)	Working Capital

Consolidated Working Capital shall be positive.

All financial covenants shall be calculated on a consolidated basis for the Group in accordance with all applicable laws and IFRS.

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15.3	Changes to the accounting requirements

Should the IFRS requirements after the Issue Date materially change so as to impact the financial covenants, the Issuer and the Bond Trustee shall discuss the required amendments to the financial covenants so at to reflect the aforementioned changes, however always subject to the Bond Trustee`s approval, or the Bondholders` Meeting`s approval if deemed necessary by the Bond Trustee.

The original IFRS requirements shall be applicable under these Bond Terms until any amendments have been approved by the Bond Trustee or the Bondholder`s Meeting (as the case may be).

16.	EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS

16.1	Events of Default

Each of the events or circumstances set out in this Clause 16.1 shall constitute an Event of Default:

(a)	Non-payment

Any Obligor fails to pay any amount payable by it under the Finance Documents when such amount is due for payment, unless:

(i)	its failure to pay is caused by administrative or technical error in payment systems or the CSD and payment is made within five (5) Business Days following the original due date; or

(ii)	in the discretion of the Bond Trustee, the Issuer has substantiated that it is likely that such payment will be made in full within five (5) Business Days following the original due date.

(b)	Breach of other obligations

An Obligor does not comply with any provision of the Finance Documents other than set out under paragraph (a) (Non-payment) above, unless such failure is capable of being remedied and is remedied within 20 Business Days after the earlier of the Issuer’s actual knowledge thereof, or notice thereof is given to the Issuer by the Bond Trustee.

(c)	Misrepresentation

Any representation, warranty or statement (including statements in Compliance Certificates) made under or in connection with any Finance Documents is or proves to have been incorrect, inaccurate or misleading in any material respect when made or deemed to have been made, unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of the Bond Trustee giving notice to the Issuer or the Issuer becoming aware of such misrepresentation.

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(d)	Cross default

If for the Issuer, the Parent and any other Group Company:

(i)	any Financial Indebtedness is not paid when due nor within any applicable grace period; or

(ii)	any Financial Indebtedness is accelerated as a result of an event of default (however described),

provided however that the aggregate amount of such Financial Indebtedness falling within paragraphs (i) or (ii) above exceeds a total of USD 15,000,000 (or the equivalent thereof in any other currency).

(e)	Insolvency and insolvency proceedings

Any Obligor:

(i)	is Insolvent; or

(ii)	is object of any corporate action or any legal proceedings is taken in relation to:

(A)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganization; or

(B)	a composition, compromise, assignment or arrangement with any creditor which may materially impair the Issuer’s ability to perform its obligations under these Bond Terms; or

(C)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or

(D)	enforcement of any Security over any of its or their assets having an aggregate value exceeding the threshold amount set out in paragraph 16.1 (d) (Cross default) above;

(E)	for (A) - (D) above, any analogous procedure or step is taken in any jurisdiction in respect of any such company, however this shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement.

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(f)	Creditor’s process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor having an aggregate value exceeding the threshold amount set out in paragraph 16.1 (d) (Cross (default) and is not discharged within 20 Business Days.

(g)	Unlawfulness

It is or becomes unlawful for an Obligor to perform or comply with any of its obligations under the Finance Documents to the extent this may materially impair:

(i)	the ability of such Obligor to perform its obligations under these Bond Terms; or

(ii)	the ability of the Bond Trustee or any Security Agent to exercise any material right or power vested to it under the Finance Documents.

16.2	Acceleration of the Bonds

If an Event of Default has occurred and is continuing, the Bond Trustee may, in its discretion in order to protect the interests of the Bondholders, or upon instruction received from the Bondholders pursuant to Clause 16.3 (Bondholders’ instructions) below, by serving a Default Notice:

(a)	declare that the Outstanding Bonds, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable on demand at which time they shall become immediately due and payable on demand by the Bond Trustee;

(b)	declare that the Outstanding Bonds, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents or take such further measures as are necessary to recover the amounts outstanding under the Finance Documents.

16.3	Bondholders’ instructions

The Bond Trustee shall serve a Default Notice pursuant to Clause 16.2 (Acceleration of the Bonds) if:

(a)	the Bond Trustee receives a demand in writing from Bondholders representing a simple majority of the Voting Bonds, that an Event of Default shall be declared, and a Bondholders' Meeting has not made a resolution to the contrary; or

(b)	the Bondholders' Meeting, by a simple majority decision, has approved the declaration of an Event of Default.

16.4	Calculation of claim

The claim derived from the Outstanding Bonds due for payment as a result of the serving of a Default Notice will be calculated at the price set out in Clause 10.2 (Mandatory repurchase due to a Put Option Event).

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17.	BONDHOLDERS’ DECISIONS

17.1	Authority of the Bondholders' Meeting

(a)	A Bondholders' Meeting may, on behalf of the Bondholders, resolve to alter any of these Bond Terms, including, but not limited to, any reduction of principal or interest and any conversion of the Bonds into other capital classes.

(b)	The Bondholders' Meeting may not adopt resolutions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders.

(c)	Subject to the power of the Bond Trustee to take certain action as set out in Clause 18.1 (Power to represent the Bondholders), if a resolution by, or an approval of, the Bondholders is required, such resolution may be passed at a Bondholders' Meeting. Resolutions passed at any Bondholders' Meeting will be binding upon all Bondholders.

(d)	At least 50% of the Voting Bonds must be represented at a Bondholders' Meeting for a quorum to be present.

(e)	Resolutions will be passed by simple majority of the Voting Bonds represented at the Bondholders' Meeting, unless otherwise set out in paragraph (f) below.

(f)	Save for any amendments or waivers which can be made without resolution pursuant to Clause 19.1 (Procedure for amendments and waivers) paragraph (a), section (i) and (ii), a majority of at least 2/3 of the Voting Bonds represented at the Bondholders' Meeting is required for approval of any waiver or amendment of any provisions of these Bond Terms, including a change of Issuer and change of Bond Trustee.

17.2	Procedure for arranging a Bondholders’ Meeting

(a)	A Bondholders' Meeting shall be convened by the Bond Trustee upon the request in writing of:

(i)	the Issuer;

(ii)	Bondholders representing at least 1/10 of the Voting Bonds;

(iii)	the Exchange, if the Bonds are listed and the Exchange is entitled to do so pursuant to the general rules and regulations of the Exchange; or

(iv)	the Bond Trustee.

The request shall clearly state the matters to be discussed and resolved.

(b)	If the Bond Trustee has not convened a Bondholders' Meeting within ten (10) Business Days after having received a valid request for calling a Bondholders’ Meeting pursuant to paragraph (a) above, then the re-questing party may itself call the Bondholders’ Meeting.

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(c)	Summons to a Bondholders' Meeting must be sent no later than ten (10) Business Days prior to the proposed date of the Bondholders' Meeting. The Summons shall be sent to all Bondholders registered in the CSD at the time the Summons is sent from the CSD. If the Bonds are listed, the Issuer shall ensure that the Summons is published in accordance with the applicable regulations of the Exchange. The Summons shall also be published on the website of the Bond Trustee (alternatively by press release or other relevant information platform).

(d)	Any Summons for a Bondholders’ Meeting must clearly state the agenda for the Bondholders’ Meeting and the matters to be resolved. The Bond Trustee may include additional agenda items to those requested by the person calling for the Bondholders’ Meeting in the Summons. If the Summons contains proposed amendments to these Bond Terms, a description of the proposed amendments must be set out in the Summons.

(e)	Items which have not been included in the Summons may not be put to a vote at the Bondholders' Meeting.

(f)	By written notice to the Issuer, the Bond Trustee may prohibit the Issuer from acquiring or dispose of Bonds during the period from the date of the Summons until the date of the Bondholders' Meeting, unless the acquisition of Bonds is made by the Issuer pursuant to Clause 10 (Redemption and Repurchase of Bonds).

(g)	A Bondholders' Meeting may be held on premises selected by the Bond Trustee, or if paragraph (b) above applies, by the person convening the Bondholders’ Meeting (however to be held in the capital of the Relevant Jurisdiction). The Bondholders' Meeting will be opened and, unless otherwise decided by the Bondholders' Meeting, chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders' Meeting will be opened by a Bondholder and be chaired by a representative elected by the Bondholders' Meeting.

(h)	Each Bondholder, the Bond Trustee and, if the Bonds are listed, representatives of the Exchange, or any person or persons acting under a power of attorney for a Bondholder, shall have the right to attend the Bondholders' Meeting (each a “Representative”). The chair of the Bondholders' Meeting may grant access to the meeting to other persons not being Representatives, unless the Bondholders' Meeting decides otherwise. In addition, each Representative has the right to be accompanied by an advisor. In case of dispute or doubt with regard to whether a person is a Representative or entitled to vote, the chair of the Bondholders' Meeting will decide who may attend the Bondholders' Meeting and exercise voting rights.

(i)	Representatives of the Issuer have the right to attend the Bondholders' Meeting. The Bondholders Meeting may resolve to exclude the Issuer’s representatives and/or any person holding only Issuer's Bonds (or any representative of such person) from participating in the meeting at certain times, however, the Issuer’s representative and any such other person shall have the right to be present during the voting.

(j)	Minutes of the Bondholders' Meeting must be recorded by, or by someone acting at the instruction of, the chair of the Bondholders' Meeting. The minutes must state the number of Voting Bonds represented at the Bondholders' Meeting, the resolutions passed at the meeting, and the results of the vote on the matters to be decided at the Bondholders' Meeting. The minutes shall be signed by the chair of the Bondholders' Meeting and at least one other person. The minutes will be deposited with the Bond Trustee who shall make available a copy to the Bondholders and the Issuer upon request.

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(k)	The Bond Trustee will ensure that the Issuer, the Bondholders and the Exchange are notified of resolutions passed at the Bondholders' Meeting and that the resolutions are published on the website of the Bond Trustee (or other relevant electronically platform or press release).

(l)	The Issuer shall bear the costs and expenses incurred in connection with convening a Bondholders' Meeting regardless of who has convened the Bondholders’ Meeting, including any reasonable costs and fees incurred by the Bond Trustee.

17.3	Voting rules

(a)	Each Bondholder (or person acting for a Bondholder under a power of attorney) may cast one vote for each Voting Bond owned on the Relevant Record Date, ref. Clause 3.3 (Bondholders’ rights). The chair of the Bondholders’ Meeting may, in its sole discretion, decide on accepted evidence of ownership of Voting Bonds.

(b)	Issuer's Bonds shall not carry any voting rights. The chair of the Bondholders’ Meeting shall determine any question concerning whether any Bonds will be considered Issuer's Bonds.

(c)	For the purposes of this Clause 17 (Bondholders’ decisions), a Bondholder that has a Bond registered in the name of a nominee will, in accordance with Clause 3.3 (Bondholders’ rights), be deemed to be the owner of the Bond rather than the nominee. No vote may be cast by any nominee if the Bondholder has presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights) stating that it is the owner of the Bonds voted for. If the Bondholder has voted directly for any of its nominee registered Bonds, the Bondholder’s votes shall take precedence over votes submitted by the nominee for the same Bonds.

(d)	Any of the Issuer, the Bond Trustee and any Bondholder has the right to demand a vote by ballot. In case of parity of votes, the chair of the Bondholders’ Meeting will have the deciding vote.

17.4	Repeated Bondholders’ Meeting

(a)	Even if the necessary quorum set out in paragraph (d) of Clause 17.1 (Authority of the Bondholders’ Meeting) is not achieved, the Bondholders’ Meeting shall be held and voting completed for the purpose of recording the voting results in the minutes of the Bondholders’ Meeting. The Bond Trustee or the person who convened the initial Bondholders' Meeting may, within ten Business Days of that Bondholders’ Meeting, convene a repeated meeting with the same agenda as the first meeting.

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(b)	The provisions and procedures regarding Bondholders’ Meetings as set out in Clause 17.1 (Authority of the Bondholders’ Meeting), Clause 17.2 (Procedure for arranging a Bondholders’ Meeting) and Clause 17.3 (Voting rules) shall apply mutatis mutandis to a repeated Bondholders’ Meeting, with the exception that the quorum requirements set out in paragraph (d) of Clause 17.1 (Authority of the Bondholders’ Meeting) shall not apply to a repeated Bondholders' Meeting. A Summons for a repeated Bondholders’ Meeting shall also contain the voting results obtained in the initial Bondholders’ Meeting.

(c)	A repeated Bondholders’ Meeting may only be convened once for each original Bondholders’ Meeting. A repeated Bondholders’ Meeting may be convened pursuant to the procedures of a Written Resolution in accordance with Clause 17.5 (Written Resolutions), even if the initial meeting was held pursuant to the procedures of a Bondholders’ Meeting in accordance with Clause 17.2 (Procedure for arranging a Bondholders’ Meeting) and vice versa.

17.5	Written Resolutions

(a)	Subject to these Bond Terms, anything which may be resolved by the Bondholders in a Bondholders’ Meeting pursuant to Clause 17.1 (Authority of the Bondholders’ Meeting) may also be resolved by way of a Written Resolution. A Written Resolution passed with the relevant majority is as valid as if it had been passed by the Bondholders in a Bondholders’ Meeting, and any reference in any Finance Document to a Bondholders’ Meeting shall be construed accordingly.

(b)	The person requesting a Bondholders’ Meeting may instead request that the relevant matters are to be resolved by Written Resolution only, unless the Bond Trustee decides otherwise.

(c)	The Summons for the Written Resolution shall be sent to the Bondholders registered in the CSD at the time the Summons is sent from the CSD and published at the Bond Trustee’s web site, or other relevant electronic platform or via press release.

(d)	The provisions set out in Clause 17.1 (Authority of the Bondholders’ Meeting), 17.2 (Procedure for arranging a Bondholder’s Meeting), Clause 17.3 (Voting Rules) and Clause 17.4 (Repeated Bondholders’ Meeting) shall apply mutatis mutandis to a Written Resolution, except that:

(i)	the provisions set out in paragraphs (g), (h) and (i) of Clause 17.2 (Procedure for arranging Bondholders Meetings); or

(ii)	provisions which are otherwise in conflict with the requirements of this Clause 17.5 (Written Resolution),

shall not apply to a Written Resolution.

(e)	The Summons for a Written Resolution shall include:

(i)	instructions as to how to vote to each separate item in the Summons (including instructions as to how voting can be done electronically if relevant); and

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(ii)	the time limit within which the Bond Trustee must have received all votes necessary in order for the Written Resolution to be passed with the requisite majority (the “Voting Period”), such Voting Period to be at least three (3) Business Days but not more than 15 Business Days from the date of the Summons, provided however that the Voting Period for a Written Resolution summoned pursuant to Clause 17.4 (Repeated Bondholders’ Meeting) shall be at least ten (10) Business Days but not more than 15 Business Days from the date of the Summons.

(f)	Only Bondholders of Voting Bonds registered with the CSD on the Relevant Record Date, or the beneficial owner thereof having presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights), will be counted in the Written Resolution.

(g)	A Written Resolution is passed when the requisite majority set out in paragraph (e) or paragraph (f) of Clause 17.1 (Authority of Bondholders’ Meeting) has been achieved, based on the total number of Voting Bonds, even if the Voting Period has not yet expired. A Written Resolution may also be passed if the sufficient numbers of negative votes are received prior to the expiry of the Voting Period.

(h)	The effective date of a Written Resolution passed prior to the expiry of the Voting Period is the date when the resolution is approved by the last Bondholder that results in the necessary voting majority being achieved.

(i)	If no resolution is passed prior to the expiry of the Voting Period, the number of votes shall be calculated at the close of business on the last day of the Voting Period, and a decision will be made based on the quorum and majority requirements set out in paragraphs (d) to (f) of Clause 17.1(Authority of Bondholders’ Meeting).

18.	THE BOND TRUSTEE

18.1	Power to represent the Bondholders

(a)	By virtue of being registered as a Bondholder (directly or indirectly) with the CSD, the Bondholders are bound by these Bond Terms and any other Finance Document, without any further action required to be taken or formalities to be complied with. The Bond Trustee has power and authority to act on behalf of, and/or represent, the Bondholders in all matters, including but not limited to taking any legal or other action, including enforcement of these Bond Terms, and the commencement of bankruptcy or other insolvency proceedings against the Issuer, or others.

(b)	The Issuer shall promptly upon request provide the Bond Trustee with any such documents, information and other assistance (in form and substance satisfactory to the Bond Trustee), that the Bond Trustee deems necessary for the purpose of exercising its and the Bondholders’ rights and/or carrying out its duties under the Finance Documents.

18.2	The duties and authority of the Bond Trustee

(a)	The Bond Trustee shall represent the Bondholders in accordance with the Finance Documents, including, inter alia, by following up on the delivery of any Compliance Certificates and such other documents which the Issuer is obliged to disclose or deliver to the Bond Trustee pursuant to the Finance Documents and, when relevant, in relation to accelerating and enforcing the Bonds on behalf of the Bondholders.

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(b)	The Bond Trustee is not obligated to assess or monitor the financial condition of the Issuer or any other Obligor unless to the extent expressly set out in these Bond Terms, or to take any steps to ascertain whether any Event of Default has occurred. Until it has actual knowledge to the contrary, the Bond Trustee is entitled to assume that no Event of Default has occurred. The Bond Trustee is not responsible for the valid execution or enforceability of the Finance Documents, or for any discrepancy between the indicative terms and conditions described in any marketing material presented to the Bondholders prior to issuance of the Bonds and the provisions of these Bond Terms.

(c)	The Bond Trustee is entitled to take such steps that it, in its sole discretion, considers necessary or advisable to protect the rights of the Bondholders in all matters pursuant to the terms of the Finance Documents. The Bond Trustee may submit any instructions received by it from the Bondholders to a Bondholders' Meeting before the Bond Trustee takes any action pursuant to the instruction.

(d)	The Bond Trustee is entitled to engage external experts when carrying out its duties under the Finance Documents.

(e)	The Bond Trustee shall hold all amounts recovered on behalf of the Bondholders on separated accounts.

(f)	The Bond Trustee will ensure that resolutions passed at the Bondholders' Meeting are properly implemented, provided, however, that the Bond Trustee may refuse to implement resolutions that may be in conflict with these Bond Terms, any other Finance Document, or any applicable law.

(g)	Notwithstanding any other provision of the Finance Documents to the contrary, the Bond Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.

(h)	If the cost, loss or liability which the Bond Trustee may incur (including reasonable fees payable to the Bond Trustee itself) in:

(i)	complying with instructions of the Bondholders; or

(ii)	taking any action at its own initiative,

will not, in the reasonable opinion of the Bond Trustee, be covered by the Issuer or the relevant Bondholders pursuant to paragraphs (e) and (g) of Clause 18.4 (Expenses, liability and indemnity), the Bond Trustee may refrain from acting in accordance with such instructions, or refrain from taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.

(i)	The Bond Trustee shall give a notice to the Bondholders before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Bond Trustee under the Finance Documents.

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(j)	The Bond Trustee may instruct the CSD to split the Bonds to a lower nominal amount in order to facilitate partial redemptions, restructuring of the Bonds or other situations.

18.3	Equality and conflicts of interest

(a)	The Bond Trustee shall not make decisions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders. The Bond Trustee shall, when acting pursuant to the Finance Documents, act with regard only to the interests of the Bondholders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.

(b)	The Bond Trustee may act as agent, trustee, representative and/or security agent for several bond issues relating to the Issuer notwithstanding potential conflicts of interest. The Bond Trustee is entitled to delegate its duties to other professional parties.

18.4	Expenses, liability and indemnity

(a)	The Bond Trustee will not be liable to the Bondholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss. Irrespective of the foregoing, the Bond Trustee shall have no liability to the Bondholders for damage caused by the Bond Trustee acting in accordance with instructions given by the Bondholders in accordance with these Bond Terms.

(b)	Any liability for the Bond Trustee for damage or loss is limited to the amount of the Outstanding Bonds. The Bond Trustee is not liable for the content of information provided to the Bondholders by or on behalf of the Issuer or any other person.

(c)	The Bond Trustee shall not be considered to have acted negligently if it has:

(i)	acted in accordance with advice from or opinions of reputable external experts; or

(ii)	acted with reasonable care in a situation when the Bond Trustee considers that it is detrimental to the interests of the Bondholders to delay any action.

(d)	The Issuer is liable for, and will indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees and agents) in connection with the performance of the Bond Trustee’s obligations under the Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee's actions based on misrepresentations made by the Issuer in connection with the issuance of the Bonds, the entering into or performance under the Finance Documents, and for as long as any amounts are outstanding under or pursuant to the Finance Documents.

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(e)	The Issuer shall cover all costs and expenses incurred by the Bond Trustee in connection with it fulfilling its obligations under the Finance Documents. The Bond Trustee is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents. The Bond Trustee's obligations under the Finance Documents are conditioned upon the due payment of such fees and indemnifications. The fees of the Bond Trustee will be further set out in the Bond Trustee Agreement.

(f)	The Issuer shall on demand by the Bond Trustee pay all costs incurred for external experts engaged after the occurrence of an Event of Default, or for the purpose of investigating or considering (i) an event or circumstance which the Bond Trustee reasonably believes is or may lead to an Event of Default or (ii) a matter relating to the Issuer or any of the Finance Documents which the Bond Trustee reasonably believes may constitute or lead to a breach of any of the Finance Documents or otherwise be detrimental to the interests of the Bondholders under the Finance Documents.

(g)	Fees, costs and expenses payable to the Bond Trustee which are not reimbursed in any other way due to an Event of Default, the Issuer being Insolvent or similar circumstances pertaining to the Obligors, may be covered by making an equal reduction in the proceeds to the Bondholders hereunder of any costs and expenses incurred by the Bond Trustee or the Security Agent in connection therewith. The Bond Trustee may withhold funds from any escrow account (or similar arrangement) or from other funds received from the Issuer or any other person, irrespectively of such funds being subject to Transaction Security, and to set-off and cover any such costs and expenses from those funds.

(h)	As a condition to effecting any instruction from the Bondholders (including, but not limited to, instructions set out in Clause 16.3 (Bondholders’ instructions) or Clause 17.2 (Procedure for arranging a Bondholders’ Meeting)), the Bond Trustee may require satisfactory Security, guarantees and/or indemnities for any possible liability and anticipated costs and expenses from those Bondholders who have given that instruction and/or who voted in favour of the decision to instruct the Bond Trustee.

18.5	Replacement of the Bond Trustee

(a)	The Bond Trustee may be replaced according to the procedures set out in Clause 17 (Bondholders’ Decision), and the Bondholders may resolve to replace the Bond Trustee without the Issuer’s approval.

(b)	The Bond Trustee may resign by giving notice to the Issuer and the Bondholders, in which case a successor Bond Trustee shall be elected pursuant to this Clause 18.5 (Replacement of the Bond Trustee), initiated by the retiring Bond Trustee.

(c)	If the Bond Trustee is Insolvent, or otherwise is permanently unable to fulfil its obligations under these Bond Terms, the Bond Trustee shall be deemed to have resigned and a successor Bond Trustee shall be appointed in accordance with this Clause 18.5 (Replacement of the Bond Trustee). The Issuer may appoint a temporary Bond Trustee until a new Bond Trustee is elected in accordance with paragraph (a) above.

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(d)	The change of Bond Trustee's shall only take effect upon execution of all necessary actions to effectively substitute the retiring Bond Trustee, and the retiring Bond Trustee undertakes to co-operate in all reasonable manners without delay to such effect. The retiring Bond Trustee shall be discharged from any further obligation in respect of the Finance Documents from the change takes effect, but shall remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Bond Trustee. The retiring Bond Trustee remains entitled to any benefits under the Finance Documents before the change has taken place.

(e)	Upon change of Bond Trustee the Issuer shall co-operate in all reasonable manners without delay to replace the retiring Bond Trustee with the successor Bond Trustee and release the retiring Bond Trustee from any future obligations under the Finance Documents and any other documents.

18.6	Security Agent

(a)	The Bond Trustee is appointed to act as Security Agent for the Bonds, unless any other person is appointed. The main functions of the Security Agent may include holding Transaction Security on behalf of the Secured Parties and monitoring compliance by the Issuer and other relevant parties of their respective obligations under the Transaction Security Documents with respect to the Transaction Security on the basis of information made available to it pursuant to the Finance Documents.

(b)	The Bond Trustee shall, when acting as Security Agent for the Bonds, at all times maintain and keep all certificates and other documents received by it, that are bearers of right relating to the Transaction Security in safe custody on behalf of the Bondholders. The Bond Trustee shall not be responsible for or required to insure against any loss incurred in connection with such safe custody.

(c)	Before the appointment of a Security Agent other than the Bond Trustee, the Issuer shall be given the opportunity to state its views on the proposed Security Agent, but the final decision as to appointment shall lie exclusively with the Bond Trustee.

(d)	The functions, rights and obligations of the Security Agent may be determined by a Security Agent Agreement to be entered into between the Bond Trustee and the Security Agent, which the Bond Trustee shall have the right to require each Obligor and any other party to a Finance Document to sign as a party, or, at the discretion of the Bond Trustee, to acknowledge. The Bond Trustee shall at all times retain the right to instruct the Security Agent in all matters, whether or not a separate Security Agent Agreement has been entered into.

(e)	The provisions set out in Clause 16.4 (Expenses, liability and indemnity) shall apply mutatis mutandis to any expenses and liabilities of the Security Agent in connection with the Finance Documents.

19.	AMENDMENTS AND WAIVERS

19.1	Procedure for amendments and waivers

The Issuer and the Bond Trustee (acting on behalf of the Bondholders) may agree to amend the Finance Documents or waive a past default or anticipated failure to comply with any provision in a Finance Document, provided that:

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(i)	such amendment or waiver is not detrimental to the rights and benefits of the Bondholders in any material respect, or is made solely for the purpose of rectifying obvious errors and mistakes; or

(ii)	such amendment or waiver is required by applicable law, a court ruling or a decision by a relevant authority; or

(iii)	such amendment or waiver has been duly approved by the Bondholders in accordance with Clause 17 (Bondholders’ Decisions).

(b)       Any changes to these Bond Terms necessary or appropriate in connection with the appointment of a Security Agent other than the Bond Trustee shall be documented in an amendment to these Bond Terms, signed by the Bond Trustee (in its discretion). If so desired by the Bond Trustee, any or all of the Transaction Security Documents shall be amended, assigned or re-issued, so that the Security Agent is the holder of the relevant Security (on behalf of the Bondholders). The costs incurred in connection with such amendment, assignment or re-issue shall be for the account of the Issuer.

19.2	Authority with respect to documentation

If the Bondholders have resolved the substance of an amendment to any Finance Document, without resolving on the specific or final form of such amendment, the Bond Trustee shall be considered authorised to draft, approve and/or finalise (as applicable) any required documentation or any outstanding matters in such documentation without any further approvals or involvement from the Bondholders being required.

19.3	Notification of amendments or waivers

The Bond Trustee shall as soon as possible notify the Bondholders of any amendments or waivers made in accordance with this Clause 19 (Amendments and waivers), setting out the date from which the amendment or waiver will be effective, unless such notice obviously is unnecessary. The Issuer shall ensure that any amendment to these Bond Terms is duly registered with the CSD.

20.	MISCELLANEOUS

20.1	Limitation of claims

All claims under the Finance Documents for payment, including interest and principal, will be subject to the legislation regarding time-bar provisions of the Relevant Jurisdiction.

20.2	Access to information

(a)	These Bond Terms will be made available to the public and copies may be obtained from the Bond Trustee or the Issuer. The Bond Trustee will not have any obligation to distribute any other information to the Bondholders or any other person, and the Bondholders have no right to obtain information from the Bond Trustee, other than as explicitly stated in these Bond Terms or pursuant to statutory provisions of law.

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(b)	The Issuer hereby irrevocably appoints each of the Bond Trustee and such persons employed by the Bond Trustee and the Paying Agent as its attorneys with full power and authority to independently obtain information directly from the CSD. The Issuer may not revoke any such power of attorney while the Bonds are outstanding unless directed by the Bond Trustee. The Issuer shall without undue delay issue separate powers of attorney, if so requested by the CSD. In order to carry out its functions and obligations under these Bond Terms, the Bond Trustee will have access to the relevant information regarding ownership of the Bonds, as recorded and regulated with the CSD.

(c)	The information referred to in paragraph (b) and (c) above may only be used for the purposes of carrying out their duties and exercising their rights in accordance with the Finance Documents and shall not disclose such information to any Bondholder or third party unless necessary for such purposes.

20.3	Notices, contact information

Written notices to the Bondholders made by the Bond Trustee will be sent to the Bondholders via the CSD with a copy to the Issuer and the Exchange (if the Bonds are listed). Any such no-tice or communication will be deemed to be given or made via the CSD, when sent from the CSD.

(a)	The Issuer’s written notifications to the Bondholders will be sent to the Bondholders via the Bond Trustee or through the CSD with a copy to the Bond Trustee and the Exchange (if the Bonds are listed).

(b)	Unless otherwise specifically provided, all notices or other communications under or in connection with these Bond Terms between the Bond Trustee and the Issuer will be given or made in writing, by letter, e-mail or fax. Any such notice or communication will be deemed to be given or made as follows:

(i)	if by letter, when delivered at the address of the relevant party;

(ii)	if by e-mail, when received; and

(iii)	if by fax, when received.

(c)	The Issuer and the Bond Trustee shall each ensure that the other party is kept informed of changes in postal address, e-mail address, telephone and fax numbers and contact persons.

(d)	When determining deadlines set out in these Bond Terms, the following will apply (unless otherwise stated):

(i)	if the deadline is set out in days, the first day of the relevant period will not be included and the last day of the relevant period will be included;

(ii)	if the deadline is set out in weeks, months or years, the deadline will end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline will be the last day of such month; and

(iii)	if a deadline ends on a day which is not a Business Day, the deadline is postponed to the next Business Day.

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20.4	Defeasance

(a)	Subject to paragraph (b) below and provided that:

(i)	An amount sufficient for the payment of principal and interest on the Outstanding Bonds to the Maturity Date (including, to the extent applicable, any premium payable upon exercise of the Call Option), and always subject to paragraph (c) below (the “Defeasance Amount”) is credited by the Issuer to an account in a financial institution acceptable to the Bond Trustee (the “Defeasance Account”);

(ii)	the Defeasance Account is irrevocably pledged and blocked in favour of the Bond Trustee on such terms as the Bond Trustee shall request (the “Defeasance Pledge”); and

(iii)	the Bond Trustee has received such legal opinions and statements reasonably required by it, including (but not necessarily limited to) with respect to the validity and enforceability of the Defeasance Pledge, then;

(A)	the Issuer will be relieved from its obligations under Clause 13.2 (Requirements as to Financial Reports) paragraph (a), Clause 13.3 (Put Option Event), Clause 13.4 (Information: miscellaneous) and Clause 14 (General undertakings);

(B)	any Transaction Security shall be released and the Defeasance Pledge shall be considered replacement of the Transaction Security; and

(C)	any Obligor shall be released from any Guarantee or other obligation applicable to it under any Finance Document.

(b)	The Bond Trustee shall be authorised to apply any amount credited to the Defeasance Account towards any amount payable by the Issuer under any Finance Document on the due date for the relevant payment until all obligations of the Issuer and all amounts outstanding under the Finance Documents are repaid and discharged in full.

(c)	The Bond Trustee may, if the Defeasance Amount cannot be finally and conclusively determined, decide the amount to be deposited to the Defeasance Account in its discretion, applying such buffer amount as it deems required.

A defeasance established according to this Clause 18.4 may not be reversed.

21.	GOVERNING LAW AND JURISDICTION

21.1	Governing law

These Bond Terms are governed by the laws of the Relevant Jurisdiction, without regard to its conflict of law provisions.

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21.2	Main jurisdiction

The Bond Trustee and the Issuer agree for the benefit of the Bond Trustee and the Bondholders that the City Court of the capital of the Relevant Jurisdiction shall have jurisdiction with respect to any dispute arising out of or in connection with these Bond Terms. The Issuer agrees for the benefit of the Bond Trustee and the Bondholders that any legal action or proceedings arising out of or in connection with these Bond Terms against the Issuer or any of its assets may be brought in such court.

21.3	Alternative jurisdiction

Clause 21 (Governing law and jurisdiction) is for the exclusive benefit of the Bond Trustee and the Bondholders and the Bond Trustee have the right:

(a)	to commence proceedings against the Issuer or any other Obligor or their respective assets in any court in any jurisdiction; and

(b)	to commence such proceedings, including enforcement proceedings, in any competent jurisdiction concurrently.

——000——

These Bond Terms have been executed in three originals, of which the Issuer, the Parent and the Bond Trustee shall retain one each.

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SIGNATURES:

The Issuer:	The Bond Trustee:

Euronav Luxembourg S.A.	Nordic Trustee ASA

/s/ Hugo De Stoop	/s/ Vivian Trosch
By: Hugo De Stoop	By: Vivian Trosch

Position: Director	Position: Attorney-at-Law

The Parent and Guarantor:

Euronav NV

/s/ Hugo De Stoop
By: Hugo De Stoop

Position: Member of the Executive Committee

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ATTACHMENT 1

COMPLIANCE CERTIFICATE

[date]

Euronav NV - Senior Unsecured Bond Issue 2017/2022 ISIN [●]

We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee ASA as Bond Trustee on behalf of the Bondholders and Euronav Luxembourg SA as Issuer and the undersigned as Guarantor. Pursuant to Clause 13.2 of the Bond Terms a Compliance Certificate shall be issued in connection with each delivery of Financial Statements to the Bond Trustee.

This letter constitutes the Compliance Certificate for the period [●].

Capitalised terms used herein will have the same meaning as in the Bond Terms.

With reference to Clause 13.2 (Requirements as to Financial Reports) we hereby certify that all information delivered under cover of this Compliance Certificate is true and accurate and there has been no material adverse change to the financial condition of the Issuer or the Parent since the date of the last accounts or the last Compliance Certificate submitted to you. Copies of our latest consolidated [Financial Statements] / [Interim Accounts] are enclosed.

The Financial Covenants set out in Clause 15 (Financial Covenants) are met, please see the calculations and figures in respect of the ratios attached hereto.

We confirm that, to the best of our knowledge, no Event of Default has occurred or is likely to occur.

Yours faithfully,

Euronav NV

___________________

Name of authorised person

Enclosure: Financial Statements; [and any other written documentation]

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ATTACHMENT 2

RELEASE NOTICE – ESCROW ACCOUNT

[date]

Dear Sirs,

EURONAV LUXEMBOURG SA – SENIOR UNSECURED BOND ISSUE 2017/2022 ISIN NO0010793888

We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee ASA as Bond Trustee on behalf of the Bondholders and the undersigned as Issuer.

Capitalised terms used herein will have the same meaning as in the Bond Terms.

This release notice and its enclosure constitute the Release Documents as defined in Clause 6.2 (b) of the Bond Terms.

We hereby give you notice that we wish to draw on the first Business Day following the date hereof the net proceeds of the Bond Issue from the Escrow Account, to be applied pursuant to the purpose set out in the Bond Terms. We hereby request you to confirm that that Escrow Account Pledge has been discharged and that the bank holding the Escrow Account has been instructed to release the above mentioned funds with effect as of the date hereof.

We hereby represent and warrant that (i) no Event of Default has occurred and is continuing or is likely to occur as a result of the release from the Escrow Account, and (ii) we repeat the representations and warranties set out in the Bond Terms as being still true and accurate in all material respects at the date hereof.

Yours faithfully,

Euronav Luxembourg S.A.

Public limited liability company (société anonyme)

25 boulevard Prince Henri

L-1724 Luxembourg

Grand Duchy of Luxembourg

RCS Luxembourg B 51212

_______________

Name of authorized person

Enclosure: a legal opinion issued by the Bond Trustee`s Belgian counsel certifying that the Change of Control provision as described in Clause 10.2 (Mandatory repurchase due to a Put Option Event) juncto Clause 12 (Guarantee and Indemnity) of the Bond Terms has been approved by a duly convened general assembly of the Parent

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